EXHIBIT 10.36

November 1, 2007

Joel Fernandes

[Address]

Re:	Amended Employment Terms

Dear Joel,

This letter confirms that Threshold Pharmaceuticals, Inc. (the “Company”) is promoting you to the position of Senior Director of Finance and Controller and Principal Financial and Accounting Officer, effective November 2, 2007 (the “Effective Date”), on the following terms:

You will report to the Company’s Chief Executive Officer. You will continue to work at our facility located at 1300 Seaport Blvd., 5th Floor, Redwood City, CA 94063. Of course, the Company may change your position, reporting relationship, duties and work location from time to time as it deems necessary.

Beginning November 2, 2007, your compensation will be equivalent to $200,000.00 annually, less payroll deductions and all required withholdings. You will be paid semi-monthly and will be eligible for standard Company benefits as outlined on the attached Employee Benefits Program summary. The Company may modify compensation and benefits from time to time as it deems necessary.

Subject to the approval of the Company’s Board of Directors, you will be awarded a stock option grant to purchase 20,000 shares of the Company’s Common Stock subject to a four year vesting schedule as to 1/48th of the grant shall vest on each subsequent monthly anniversary of the Effective Date, subject to your continued employment with the Company. The exercise price of your stock option will be equal to the fair market value of the Company’s Common Stock (determined in accordance with the terms of the Company’s 2004 Amended and Restated Equity Incentive Plan) on the date your option is approved by the Board of Directors. The stock option will be subject to the terms of the Company’s 2004 Amended and Restated Equity Incentive Plan and standard form of stock option agreement.

Your existing incentive stock option to purchase 23,392 shares of the Company’s common stock, par value $0.001 per share, at a price of $2.57 per share, issued on 9/29/06, will continue to vest as to 1/42nd of the shares per month until 04/3/10, provided you continue to be employed by the Company. The terms and conditions of such incentive stock options will remain unchanged as a result of this letter.

Your existing incentive stock option to purchase 11,608 shares of the Company’s common stock, par value $0.001 per share, at a price of $2.57 per share, issued on 9/29/06, will continue to vest as to 1/38th of the shares per month until 12/3/09, provided you continue to be employed by the Company. The terms and conditions of such incentive stock options will remain unchanged as a result of this letter.

Your existing incentive stock option to purchase 20,000 shares of the Company’s common stock, par value $0.001 per share, at a price of $3.61 per share, issued on 1/24/07, will continue to vest as to 1/4th of the shares on 1/24/08, and will continue to vest as to 1/48th of the shares per month for the remaining three years, provided you continue to be employed by the Company. The terms and conditions of such incentive stock options will remain unchanged as a result of this letter.

Joel Fernandes

You will be expected to continue to abide by the Company’s policies regarding the use or disclosure of any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You will be expected to continue to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You continue to agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with the Company at any time, with or without cause or advance notice, simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

This letter, together with your existing Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements, offer letters or promises made to you by anyone, whether oral or written, including your prior Offer Letter. This letter agreement cannot be changed except in writing signed by you and a duly authorized officer of the Company.

Please indicate your acceptance of our offer under the terms described above by signing below and returning the original copy of this letter. Should you have any questions, please contact me.

We look forward to continuing our productive and enjoyable work relationship.

Sincerely,

/s/ Harold E. Selick
Harold E. Selick
Chief Executive Officer

Accepted:

/s/ Joel A. Fernandes	11/1/2007
Joel A. Fernandes	Date